================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------
                               (AMENDMENT NO. 1)*

                             INVITROGEN CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)
        COMMON STOCK,
  PAR VALUE $.01 PER SHARE                                      46185R100
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                                (CUSIP NUMBER)

                                OCTOBER 18, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                Page 1 of 9 Pages

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NY2:\975542\01\54104.0016

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No. 46185R100                                                     13G                         Page 2 of 9
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  ISP OPCO HOLDINGS INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [_]
                                                                                                                      (B) [X]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         365,200
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    365,200

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                          REPORTING PERSON:                                        365,200

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0.72%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No. 46185R100                                                     13G                         Page 3 of 9
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  ISP INVESTMENTS INC.

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [_]
                                                                                                                      (B) [X]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           316,600
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                          48,600
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      316,600
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                     48,600

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                          REPORTING PERSON:                                        365,200

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0.72%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No. 46185R100                                                     13G                         Page 4 of 9
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  ISP IRELAND

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [_]
                                                                                                                      (B) [X]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       IRELAND

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           48,600
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      48,600
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                          REPORTING PERSON:                                        48,600

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0.10%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!



---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No. 46185R100                                                     13G                         Page 5 of 9
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  INTERNATIONAL SPECIALTY PRODUCTS INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [_]
                                                                                                                      (B) [X]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                            13,070
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         365,200
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                       13,070
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    365,200

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                          REPORTING PERSON:                                        378,270

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0.74%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  (a) and (b). This Amendment No. 1 ("Amendment No. 1") to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $.01 per share (the "Common Stock"), of Invitrogen Corporation, a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1600 Faraday Avenue, Carlsbad, California 92008.

ITEM 2. NAME OF PERSON FILING

                  (a)      Name of Person Filing:

                           (i)   ISP Opco Holdings Inc.
                          (ii)   ISP Investments Inc.
                         (iii)   ISP Ireland
                          (iv)   International Specialty Products Inc.

                  ISP Opco Holdings Inc. is a wholly-owned subsidiary of International Specialty Products Inc. ISP Investments Inc. is an indirect, wholly-owned subsidiary of ISP Opco Holdings Inc. and ISP Ireland is an indirect, wholly-owned subsidiary of ISP Investments Inc.

                  (b) Address of Principal Business Office or, if None,
Residence:

                  The principal business office of each of the filing persons listed in Item 2(a), other than ISP Ireland, is 300 Delaware Avenue, Wilmington, Delaware 19801. The principal business office of ISP Ireland is c/o Chase Manhattan House, International Financial Servicer Center, Dublin 1, Ireland.

                  (c), (d) and (e) For information with respect to citizenship (or place of organization) of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
Act;

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not applicable.

ITEM 4. OWNERSHIP

                  (a) - (c). The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based upon (i) 23,715,127 shares of Common Stock outstanding as of August 7, 2000 as reported by the Issuer in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, plus (ii) 27,133,528 shares of Common Stock issued to former Dexter Corporation and Life Technologies, Inc. shareholders in connection with the merger of those entities with and into the Issuer, as reported by the Issuer in its press release dated October 12, 2000.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  By signing below, each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with, or as a participant in, any transaction having that purpose or effect.














            [The remainder of this page is intentionally left blank]

                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: October 23, 2000

                                     ISP OPCO HOLDINGS INC.
                                     ISP INVESTMENTS INC.
                                     INTERNATIONAL SPECIALTY PRODUCTS INC.



                                     By: /s/  Susan B. Yoss
                                         --------------------------------------
                                         Susan B. Yoss
                                         Executive Vice President and Treasurer



                                     ISP IRELAND


                                     By: /s/  Ueli Marty
                                         --------------------------------------
                                         Ueli Marty
                                         Director